AMENDED and RESTATED TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT originally made and entered into as of May 2, 2012 by and between BROWN ADVISORY FUNDS, a Delaware statutory trust (the “Trust”) acting for and on behalf of each series as are currently authorized and issued by the Trust or may be authorized and issued by the Trust subsequent to the date of this Agreement (each a “Fund” or “the Fund” as and where applicable to a particular Fund, and collectively, the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”) is hereby amended and restated effective as of May 2, 2018.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to each Fund:

A.
Receive and process all orders for the purchase, exchange, and/or redemption of Fund shares in accordance with Rule 22c-1 under the 1940 Act, other applicable regulations, and as specified in the Fund’s prospectus (the “Prospectus”).

B.
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Trust’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

C.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust’s custodian.

D.	Pay proceeds upon receipt from the Trust’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

E.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.
Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.	Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic withdrawal plans and systematic exchange plans.

H.	Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

I.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

J.
Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

K.	Prepare ad-hoc reports as necessary at prevailing rates.

L.	Mail shareholder reports and Prospectuses to current shareholders.

M.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.
Provide shareholder account information upon shareholder or Trust requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

O.
Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal and state tax laws and regulations.

P.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder within required time periods established by applicable regulation.

Q.	Reimburse the Fund for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

R.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.

S.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

3.	Additional Services to be provided by USBFS for MFP II Services.

A.	Input and maintain Fund data information into DTCC’s MFP II Services for the Trust and the Adviser as further described below.

B.	Gather Fund data from Adviser and any other such applicable sources such as SEC registration documents, TA 2000 and USBFS’ internal repository, MFX.

C.
Input pertinent data into MFP II, including, but not limited to, CUSIPs, distribution declaration records, minimums, allowable social codes, blue sky registered states, 12b-1 information, breakpoint linking rules and other Fund information.

D.	Perform ongoing maintenance of existing data in MFP II, including additions and deletions, as necessary.

E.	Conduct an annual review of information in MFP II, and remediation, as needed.

F.
Notify the Trust, or the Adviser if so directed by the Trust, of proposed additions, deletions or revisions of data to be included in MFP II and release such data for publication in MFP II after review and authorization by the Adviser acting on behalf of the Trust.

G.
Perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations and be responsible for the accurate inputting of all data authorized for release by the Trust, or by the Adviser on the Trust’s behalf.

H.
USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY OF FUND DATA RECEIVED OR INPUTTED TO MFP II INCLUDING WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OF SUCH INFORMATION OR ITS FITNESS FOR A PARTICULAR PURPOSE.

I.	USBFS shall assist the Trust, and the Adviser if so requested by the Trust, in verifying the accuracy of any of the information entered into MFP II.

4.	Duties and Responsibilities of Trust for MFP II Services

A.	The Trust shall furnish, or shall cause the Adviser to furnish, to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

B.
The Trust assumes exclusive responsibility for the consequences of any instructions it, or the Adviser on the Trust’s behalf, may give to USBFS, and for the Trust’s or Adviser’s failure to supply accurate information to USBFS.

C.
The Trust shall review, or shall cause the Adviser to review, all data that USBFS enters, deletes, or modifies in MFP II on its behalf.  The Trust shall provide, or shall cause the Adviser to provide, written confirmation to USBFS that such entries, deletions or modifications have been reviewed, that such entries, deletions or modifications are correct, and that USBFS to is authorized to release such entries, deletions or modifications in MFP II.

D.
Except as otherwise provided herein, the Adviser acknowledges that it is responsible for determining and/or confirming the accuracy of the information provided by the Adviser to USBFS, entered into MFP II and it expressly indemnifies and releases USBFS from any and all liability associated with any inaccuracy or incompleteness of such data or the inclusion of such data in MFP II.

5.	Additional Services to be Provided by USBFS for Internet Access, Vision ElectronicStatement Service, Chat and INFORMATM

A.
If the Trust  so elects, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access (as of the date hereof, also known as Fan Web), Vision Electronic Statement Service, Chat and INFORMATM  (Exhibit C) or the services described in Exhibit D.

The Trust hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibits C or  D are selected by the Trust, such services shall also be subject to the terms and conditions of this Agreement.  To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibits C or D, the exhibit shall control.  The provisions of Exhibits C or D, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated.

B.
USBFS shall allow the Trust access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time.  USBFS shall enable the Trust to access MFx services by supplying the Trust with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Trust only as necessary to access MFx services pursuant to this Agreement.  The Trust shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and implement such security procedures and/or devices to ensure the integrity of MFx.  The Trust hereby understands that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions.  USBFS shall notify the Trust of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Trust hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

The Trust acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx.  USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx.  However, USBFS will assist the Trust in verifying the accuracy of any of the information made available to the Trust through MFx and covered by this Agreement.

In the event of termination of this Agreement, the Trust shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall, to the extent reasonably technically practicable and permitted by applicable law, destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

6.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the Trust as miscellaneous expenses in accordance with the fee schedule set forth in Exhibit D hereto.  If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state.  The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements.  Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

7.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).  Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA PATRIOT Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time.  It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Trust:

A.
Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any shareholder of the Fund;

B.
Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

C.
Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

D.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and

E.	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.

The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trust.

8.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement and selected by the Trust from time to time in accordance with the fee schedule set forth on Exhibit D hereto (as amended from time to time by written agreement between USBFS and the Trust, provided that for the avoidance of doubt, no startup or initiation fees shall be due from the Trust for services that were being furnished to the Trust as of the effective date of this Agreement under any prior version of this Agreement or applicable Exhibit and continue to be furnished hereunder without being discontinued by the Trust, but such fees may be charged to the extent such a service materially changes due to mutually agreed updates or expansions).  USBFS shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  USBFS shall also be compensated for any increases in costs due to the adoption of any new or amended industry, regulatory or other applicable rules.  The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay the applicable portion of such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

9.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)
A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

(5)
All records of the Trust (including, without limitation, all shareholder and account records) provided to USBFS by the Trust or by a prior transfer agent of the Trust (other than USBFS) are accurate and complete and USBFS is entitled to rely on all such records in the form provided.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

10.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of  Trustees of the Trust (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s Trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for (i) consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergences, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control of transportation or power supply, provided that nothing herein shall relieve a party of any obligation it may have to maintain and implement commercially reasonable business continuity and disaster recovery contingency plans.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have commercially reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this Section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section, and in Exhibit C if applicable, shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

11.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

13.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

14.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto.

15.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years (the “Initial Term”).  This Agreement may be terminated by either party at any time upon giving at least 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Subsequent to the end of the Initial Term, this Agreement shall continue until one party terminates this Agreement by giving 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust and authorized or approved by the Board of Trustees.  For the avoidance of doubt, the provisions of this Section shall also apply to Exhibits C or D, provided that the Trust may at any time upon written instruction to USBFS elect to cease receiving any one or more services described therein with regard to any or all Funds (other than the Fund Administration, Fund Accounting, Transfer Agent Services associated with the Annual Fees for the Brown Advisory Funds Complex, which may be discontinued only in conjunction with termination of this Agreement or amendment of Exhibit A).

16.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the reasonable expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  The Trust shall also pay any reasonable fees associated with USBFS’s record retention and/or tax reporting obligations that may not be eliminated due to conversion to a successor provider.   If no such successor is designated, then such books, records and other data shall be returned to the Trust.

17. Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust, accompanied by the authorization or approval of the Trust’s Board of  Trustees.

18. Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

19. No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

20. Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21. Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22. Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202

and notice to the Trust shall be sent to:

Brown Advisory Funds
Attn: Legal
901 South Bond St., Suite 400
Baltimore, Maryland 21231

23. Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

24. Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BROWN ADVISORY FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ David M. Churchill	By: /s/ Anita M. Zagrodnik

Name: David M. Churchill	Name: Anita M. Zagrodnik

Title: President	Title: Senior VP

Exhibit A
to the
Transfer Agent Servicing Agreement

Separate Series of Brown Advisory Funds

Brown Advisory Flexible Equity Fund
Brown Advisory Growth Equity Fund
Brown Advisory Intermediate Income Fund
Brown Advisory Maryland Bond Fund
Brown Advisory Small-Cap Fundamental Value Fund
Brown Advisory Small-Cap Growth Fund
Brown Advisory Equity Income Fund
Brown Advisory Tax Exempt Bond Fund
Brown Advisory Sustainable Growth Fund
Brown Advisory - Somerset Emerging Markets Fund
Brown Advisory Mortgage Securities Fund
Brown Advisory - WMC Strategic European Equity Fund
Brown Advisory - WMC Japan Alpha Opportunities Fund
Brown Advisory Total Return
Brown Advisory - Macquarie Asia New Stars Fund
Brown Advisory Strategic Bond Fund
Brown Advisory Global Leaders Fund
Brown Advisory Sustainable Bond Fund
Brown Advisory Mid-Cap Growth Fund
Brown Advisory - Beutel Goodman Large-Cap Value Fund
Brown Advisory Latin American Fund

Exhibit B
to the
Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on each Fund’s books and for which USBFS is responsible, at the end of each calendar month.  “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent.  Gains and losses will be reflected on each Fund’s daily share sheet, and each Fund will be reimbursed for any net material loss on a monthly basis.  USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month.  USBFS will notify the advisor to each Fund on the daily share sheet of any losses for which the advisor may be held accountable.

Exhibit C
to the
Transfer Agent Servicing Agreement

1.	Services and Definitions

A.
Internet Access – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities (“Internet Service”).  Internet Service is connected directly to the Fund group’s web site(s) through a transparent hyperlink.  Shareholders can access, among other information, account information and portfolio listings within the Trust’s Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	“InformaTM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “InformaTM”

C.
“INFORMA Services” means the services which are made which enables DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users available to consenting end-users (“User”, as defined below) through the system known as Fan Web (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed.  INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

D.
“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

E.	Vision Electronic Statement Services – Online account access for broker/dealers, financial planners, and registered investment advisers (“RIAs”).

F.
Chat – A web-based system to permit shareholders and potential shareholders to engage customer service agents through Internet chat. Services offered through chat are the same as through telephone servicing and include account information, transaction history, account maintenance, purchase, liquidation, etc.

G.	Electronic Services shall consist of those services set out in paragraph A through F above (“Electronic Services”).

H.	“End User(s)” or “User(s)” means the consenting person(s) to whom Electronic Services are made available.

2.	Duties and Responsibilities of USBFS

USBFS shall:

A.
Make the Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control.  Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.
Provide installation services for Electronic Services, which shall include review and approval of the Trust’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Trust to implement and maintain) a hypertext link between the Electronic Services site and the Trust’s web site(s) and testing the network connectivity and performance.

C.
Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Trust’s employees and agents with their use of the Electronic Services.  Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Electronic Services customers, as determined solely by USBFS or (ii) maintenance of customized features.

D.
Establish systems to guide, assist and permit End Users (as defined above) who access the Electronic Services from the Trust’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

E.
Address and mail, at each applicable Fund’s expense, notification and promotional mailings and other communications provided by the Fund to shareholders regarding the availability of the Electronic Services.

F.
Prepare and process new account applications received through the Internet Service from shareholders determined by the Trust to be eligible for such services and in connection with such, the Trust agrees as follows:

(1)	to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2)	the applicable Fund shall be responsible for any resulting gain/loss liability associated with the ACH process.

G.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the applicable Fund’s shares upon completion of the transaction.

H.
Utilize commercially reasonable encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions.  In no event shall USBFS use encryption weaker than 128-bit or any stronger technology industry standard that becomes common for use in similar applications. USBFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site(s) that provide the Electronic Services and related network(s), against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.	Inform the Trust promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBFS becomes aware.

J.
Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Trust to USBFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.
Establish and provide to the Trust written procedures, which may be amended from time to time by USBFS with the written consent of the Trust, regarding End User access to the Electronic Services and that are reasonably designed to protect the security and confidentiality of information relating to the Fund and End Users.

L.
Provide the Trust with daily reports of transactions listing all purchases or transfers made by each End User separately.  USBFS shall also furnish the Trust with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.
Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Trust with a copy of the auditor’s report promptly.

N.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.	Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.	Ensure the E-Statement is available for the User on the Trust’s Internet site for a minimum period of 24 months after delivery.

3.	Duties and Responsibilities of the Trust

The Trust assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

Also, the Trust shall:

A.
Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

B.
Be responsible for designing, developing and maintaining one or more web sites for the Trust through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor.  Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages.  The Trust shall provide USBFS with the name of the host of the Trust’s web site server and shall notify USBFS of any change to the Trust’s web site server host.

C.	Provide USBFS with such information and/or access to the Trust’s web site(s) as is necessary for USBFS to provide the Electronic Services to End Users.

D.
Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Trust becomes aware or any changes in policies or procedures of the Trust requiring changes to the Electronic Services.

4.	Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible through the Electronic Services or Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.
Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder.  Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C.  Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion.  Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.
The Trust’s web site(s) and the Electronic Services may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party.  Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party.  To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication.  To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect.  This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site.  Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.
Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the aggrieved party seeking equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.	Compensation

USBFS shall be compensated for providing the Electronic Services selected by the Trust from time to time in accordance with the fee schedule set forth in Exhibit D (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.
Subject to Section 2, USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES.  Accordingly, USBFS’s sole liability to a Fund, the Trust,  or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.
USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and each Fund and the Trust’s trustees, officers, agents, and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.
If an injunction is issued against the Trust’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust.  If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust, the Trust may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBFS.

D.
Because the ability of USBFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.  USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

E.
USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input.  The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

F.
Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

8.	File Security and Retention; Confidentiality

A.
USBFS and its agents will provide commercially reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Trust Files”).  USBFS’s security provisions with respect to the Electronic Services, the Trust’s web site(s) and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information.  USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act.  USBFS will take such actions as are necessary to protect the intellectual property contained within the Trust’s web site(s) or any software, written materials, or pictorial materials describing or creating the Trust’s web site(s), including all interface designs or specifications.  USBFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Trust’s web site(s).  In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of the Electronic Services.

B.
USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS.  USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets.  Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.
Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) the Trust will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit D

to the
Transfer Agent Servicing Agreement - Fee Schedule June 2018

Fees on Complex Assets, includes PFO, Secretary Responsibilities1

Fund Administration, Fund Accounting, Transfer Agent Services
Annual Fees for the Brown Advisory Funds Complex

[  ] basis points on the first $[  ] in assets
[  ] basis points on the next $[  ] in assets
[  ] basis points on the next $[  ] in assets
[  ] basis points on the next $[  ] in assets
[  ] basis points on the next $[  ]
[  ] basis points on the next $[  ]
[  ] basis points on all assets over $[  ]

Subject to annual minimums of $[  ] per fund for all funds with [  ] share classes and $[  ] per fund for all funds with less than [  ] share classes.  The total minimum fee amount is applied in aggregate to the entire fund complex.

Chief Compliance Officer Support Fee (Fund Complex)
$[  ]/year Transfer Agent
$[  ]/year Fund Accounting
$[  ]/year Fund Administration

Transfer Agent

Services Included in Annual Fee

▪	Per account fees, open and closed
▪	Manual Shareholder Transaction & Correspondence
▪	Omnibus Account Transactions
▪	Daily Valuation/Manual 401k Trade
▪	Report Source – Client On-Line Access to Fund and investor data (does not include non-standard file delivery)
▪	See agreement for more details

Services Not Included in Annual Fee

CUSIP Setup
▪	CUSIP Setup beyond the initial CUSIP - $[ ] per CUSIP
▪	Expedited CUSIP Setup - $[ ]per CUSIP (Less than [ ] days)

Fund Characteristic change
▪	Fund Name Change - $[ ] per fund/per change
▪	Fund CUSIP Change - $[ ]per fund/per change

Miscellaneous Expenses
▪
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Telephone toll-free lines, telephone calls, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, NSCC System Interface, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving, provided that USBFS shall inform the Trust as far in advance as reasonably practicable regarding any actual or proposed material changes to such fees and expenses.

Additional Services
▪
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, short-term trader reporting, excessive trader, investor email services, dealer reclaim services, literature fulfillment, lead conversion reporting, 12b-1 aging, money market fund service organizations, charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements), provided that USBFS shall inform the Trust as far in advance as reasonably practicable regarding any such planned or actual additional fees.

Exhibit D (continued) to the
Transfer Agent Servicing Agreement

Transfer Agent Additional Services Schedule at 2018

E-Commerce Services Fee Schedule
FAN WEB – Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site.  Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.
1. FAN Web Select “Hybrid” (Fund Groups under [  ] open accounts) – Standard Web services
• Implementation - $[  ] per fund group – includes up to [  ]hours of technical/BSA support
• Annual Base Fee - $[  ]per year (annual base fee increases to $[  ]per year when the fund group exceeds [  ]open direct accounts)
2. FAN Web Direct (API) – Quoted Separately
3. Customization - $[  ]per hour – (subject to change at prevailing rates of vendor)
4. Activity (Session) Fees:
• Inquiry - $[  ]per event
• Account Maintenance - $[  ]per event
• Transaction – financial transactions, reorder statements, etc. - $[  ]per event
• New Account Set-up - $[  ]per event (Typically not available with FAN Web Select, but Brown Advisory Funds are using a Hybrid of FAN Web Select.)
• Strong Authentication:
$[  ]/month per active FAN Web ID (Any ID that has had activity within the [  ]-day period prior to the billing cycle)

FAN Web- Responsive Design (includes Mobile Access)
Shareholder account access through the internet.  Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. This version of FAN Web has a completely redesigned, modern user interface which caters to a full range of connected devices, including tablets and smart phones.
▪ FAN Web Select “Hybrid” (Fund Groups under [  ] open accounts)
− Implementation – $[  ]per fund group – includes up to [  ] hours of technical/BSA support
− Annual Base Fee - $[  ] ($[  ]for [  ]or more accounts) per year
▪ Customization - $[  ]per hour - (subject to change at prevailing rates of vendor)
▪ Activity (Session) Fees:
− Inquiry - $[  ]per event
− Account Maintenance - $[  ]per event
− Transaction – financial transactions, duplicate statement requests, etc. - $[  ] per event
− New Account Set-up - $[  ]per event (Not available with FAN Web Select)
▪ Strong Authentication:
− $[  ]per month per active FAN Web ID (Any ID that has had activity within the [  ]-day period prior to the billing cycle)

FAN MAIL – Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

Base Fee Per Management Company (i.e., per Fund Complex) – file generation and delivery - $[  ]per year
Per Record Charge
• Rep/Branch/ID - $[  ]
• Dealer - $[  ]
• Price Files - $[  ]per record or $[  ]per user per month, whichever is less

VISION – Permits broker/dealers, financial planners, and RIAs to us a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

Inquiry Only
• Inquiry - $[  ]per event
• Per broker ID - $[  ]per month per ID
Transaction Processing*
• Implementation - $[  ]per management company (i.e., per Fund Complex)
• Transaction – purchase, redeem, exchange, literature order - $[  ]per event
• New Account Set-up – may contain multiple fund/accounts - $[  ]per event
• Monthly Minimum Charge - $[  ]per month
   Electronic Statements*
• Implementation - $[  ]per fund group
• Load charges - $[  ]per image
• Archive charge (for any image stored beyond [  ] years)-$ [  ]per document

*Vision ID and event charges also apply.

Electronic Signature Capture
• Implementation fee - $[  ] (setup of branding and up to [  ] forms and email templates
• Per envelope charge of $[  ] (monthly minimum of $[  ])
• Additional forms or form changes - $[  ]/form
• Branding change (after initial setup)$ [  ]

Fund Source –
Client Access to audited fund information, pricing, performance, literature, processing guidelines.
− $[  ] per Month – Unlimited Users

eConnect –  Electronic Correspondence
Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.
− $[  ] per Email
Client Web Data Access
USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.
▪ Report Source – Report and Data File Storage & Retrieval
-  Setup: No Charge (Includes access to Fund Source), Standard Fee is $[  ]
-  Service: No Charge /user per month, Standard Fee is $[  ]/user/month
▪ RMOD – Statement Storage & Retrieval
-  Setup: $[  ]/user
-  Service: $[  ] /user per month

▪ Ad Hoc/ PowerSelect File Development
- Standard ad-hoc select:$ [  ] per file
- Custom coded date for recurring, scheduled delivery: $[  ] per hour consultation and programming development
- Support: $[  ] per file per month for recurring files/reports scheduled for delivery via Report Source.
- Recurring files scheduled for delivery via Report Source.
▪ Custom Electronic File Exchange (DDS delivery of standard TIP files)
- Support: $[  ] per file per month
- Setup: $[  ]one-time fee

Fund Closing/De-conversion Fees
•	Programming & File Delivery - $[ ]/hour
•	Project Management/Analysis - $[ ]/hour
•	Account Data Retention - $[ ]/account/month until purged*
•	CUSIP Data Retention - $[ ]/CUSIP/month until purged*

*FINCEN regulations require account retention for [  ] months following closing.  Data is purged the first July after retention Requirement have been fulfilled.

Recordkeeping Application Access
▪	Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers
−	$[ ]implementation
−	$[ ] per month
▪	Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers
−	Cost varies depending upon location and bandwidth
▪	TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.
−	$[ ] implementation
−	$[ ] per ID per month
▪	TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.
−	$[ ]implementation
−	$[ ] per ID per month
▪	TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.
−	$[ ]implementation
−	$[ ] per ID per month
▪	Automated Work Distributor (AWD) – Image and workflow application.
−	$[ ]implementation
−	$[ ] per ID per month
▪	Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.
−	$[ ]implementation
−	$[ ] per ID per month
▪	PowerSelect – SQL database used for ad hoc reporting from the shareholder recordkeeping system.
−	$[ ]per month

Programming Charges- (subject to change at prevailing rate of vendor)
▪	$[ ] per hour
▪	Charges incurred for customized services based upon fund family requirements including but not limited to:
-	Fund setup programming (transfer agent system, statements, options, etc.)
-	Conversion programming
-	Customized service development
-	Voice response system setup (menu selections, shareholder system integration, testing, etc.)
-	All other client specific customization and/or development services

Outbound Calling & Marketing Campaigns – Cost based on project requirements.

Informa Shareholder Electronic Statement Services
 Supplemental Services Fee Schedule

Electronic Confirm Presentation
eCDLY will load shareowner daily confirmations (financial transactions only, does not include maintenance confirmations) and send notification to consented shareowners of a new document to view.
▪	Document Loading, Storage, and Access - $[ ]per statement
▪	Document Consent Processing, Suppression, and Notification - $[ ]per suppressed statement
▪	Development & Implementation of Electronic Confirm Statements - $[ ]initial setup fee

Electronic Investor Statement Presentation
eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.
▪	Document Loading, Storage, and Access - $[ ]per statement
▪	Document Consent Processing, Suppression, and Notification - $[ ]per suppressed statement
▪	Development & Implementation of Electronic Investor Statements - $[ ]initial setup fee
Electronic Tax Presentation
eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.
▪	Document Loading, Storage, and Access - $[ ]per statement
▪	Document Consent Processing, Suppression, and Notification - $[ ]per suppressed statement
▪	Development & Implementation of Electronic Tax Statements - $[ ]initial setup fee
Electronic Compliance Presentation
eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.
▪	Document Loading, Storage, and Access
▪	Document Consent Processing, Suppression, and Notification - $[ ]per suppressed statement
▪	Development & Implementation of Electronic Compliance Documents - $[ ]initial setup fee
FAN Web Transaction Fees
▪	View Consent Enrollment - $[ ]per transaction
▪	Consent Enrollment - $[ ]per transaction
▪	View Statements - $[ ]per view
Vision Electronic Statements
Provides the capability for financial intermediaries to access electronic statements via the Vision application.*
▪	Implementation Fees - $[ ]per fund group
▪	Load charges - $[ ]per image
▪	Archive charge (for any image stored beyond 2 years) - $[ ]per document

*Normal Vision ID and activity charges also apply.
*FAN Web customization charges also apply

Notes:

All pricing based upon contractual three-year term.  Proposal is rough estimate based upon client request.  Rates subject to change once formal business requirements are received and reviewed.  Estimate is valid for 90 days based on the following conditions:
▪
Document Loading, Storage and Access - Statements presented as PDF documents.  Includes data preparation for web-based presentment, document loading, hot storage for [  ] years ([  ]) on primary DASD and WORM-media and unlimited access.  Statements will be loaded for all accounts, regardless of consent.

▪
Document Consent Processing, Suppression & Notification – On-line consent registration, paper suppression, processing, quality control and email notification of document availability to an ISP address. Suppression and Notification volume will be determined by customer consent. Email notification of document availability to an ISP address. Notification volume will be determined by customer consent.

▪
Document Setup & Development Fees-- Includes gathering business requirements and creation of functional specification document with record types II, AS, and AT, utilizing a DST OUTPUT MIMS data feed.  Applies to major classes of documents (e.g. daily confirm, investor, and tax documents) and significantly different documents within a class (e.g. a high net worth statement).  Document set up fees will be determined upon requirements gathering and defining project scope.

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Consent options will be reflected on TA2000; Email tracking and reporting on TA2000 Electronic Media reports Standard Development Fee- Fee assessed for any additional programming outside of the initial implementation scope or any additional post-production enhancements.

TRANSFER AGENT & SHAREHOLDER SERVICES
SUPPLEMENTAL SERVICES - FEE SCHEDULE

Transfer Agent Training Services
▪	On-site at USBFS - $[ ]/day
▪	At client location - $[ ] /day plus travel and miscellaneous expenses if required
Short-Term Trader – Software application used to track and/or assess transaction fees that are determined to be short-term trades.  Service can be applied to some or all funds within a fund family. Fees will be applied if the fund(s) have a redemption fee.
▪	[ ] days – [ ] year: $[ ] /open account
▪	[ ] days – [ ] year: $[ ] /open account
▪	[ ] days – [ ] year: $[ ] /open account
▪	[ ] days – [ ] year: $[ ] /open account
▪	[ ] year – [ ] years: $[ ] /open account

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts.
▪	$[ ] /direct open account per year
Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
▪	$[ ] setup /fund group of [ ] -[ ] funds, $[ ] setup /fund group of over [ ] funds
▪	$[ ] /account per year
12b-1 Distribution Fee Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age will be charged at $[  ] per open account per year.
Email Services – Services to capture, queue, monitor, service and archive shareholder email correspondence:
▪	$[ ] setup /fund group
▪	$[ ] /month administration
▪	$[ ] /received email correspondence
Dealer Reclaim Services – Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations.  There will be no correspondence charges related to this service.
▪	$[ ] per letter mailed on losses $[ ] or more

Literature Fulfillment Services
▪	Account Management/Database Administration
−	$[ ] per month
−	Receiving - $[ ] per SKU
−	Order Processing - $[ ] per order
−	Skid Storage - $[ ] per month per location
−	Disposal - $[ ] per SKU
▪	Inbound Teleservicing Only
−	Account Management - $[ ] per month
−	Call Servicing - $[ ] per call
▪	Lead Source Reporting
−	$[ ] per month
▪	Closed Loop Reporting
−	Account Management - $[ ] per month
−	Database Installation, Setup - $[ ] per fund group
▪	Miscellaneous Expenses
−	Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.
Shareholder Call Review Analysis
Includes Call Sampling sent securely to client and Reporting of internal representative reviews.
▪	$[ ] per Month

CTI Reporting – Integrated custom detailed call reporting
▪	$[ ] per monthly report

Chat Services
▪	Implementation Fee - $[ ]
▪	Monthly Fee - $[ ] per month
▪	Per Chat Fee - $[ ] per chat or $[ ] per minute of chat

FAF Money Market Fund Service Organizations
▪	$[ ] /money market share class per year
▪	Miscellaneous expenses (see Transfer Agent Fee Schedule)

Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
▪	$[ ] /qualified plan account or Coverdell ESA account (Cap at $[ ] /SSN)
▪	$[ ] /transfer to successor trustee
▪	$[ ] /participant distribution (Excluding SWPs)
▪	$[ ] /refund of excess contribution
▪	$[ ] /reconversion/recharacterization

Additional Shareholder Paid Fees

▪	$[ ] /outgoing wire transfer or overnight delivery
▪	$[ ] /telephone exchange
▪	$[ ] /return check or ACH or stop payment
▪	$[ ] / per statement year requested per account (This fee applies to research requests for statements older than the prior year)

Real Time Cash Flow
▪	Implementation (one time charge) & Recurring Charges (monthly)
-	[ ] Users – $[ ]
-	[ ] Users – $[ ]
-	[ ] Users – $[ ]
-	[ ] Users – $[ ]
-	[ ] Users – $[ ]
-	[ ] Users – $[ ]
▪	Training
▪	WebEx - $[ ] /user
▪	On Site at USBFS - $[ ]/day
▪	At Client Location - $[ ]/day plus travel and miscellaneous expenses if required
▪	Real Time Data Feeds
-	Implementation (per feed) - $[ ] /hour ([ ] hour estimate)
-	Recurring (per feed) - $[ ] /month

Mutual Fund Profile II Services

Initial data review and population as well as ongoing support of information on DTCC’s Mutual Fund Profile II site
▪	Initial data population: $[ ]for less than [ ] CUSIP / $[ ]for [ ] CUSIPS or more
▪	Monthly maintenance: $[ ]per management company (i.e., per Fund Complex)
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Additional project fees may apply for events such as fund acquisitions, multiple fund/share class launches, share class charges and other large processing events outside of normal fund activity to be billed at rate of $[  ]/hour

1 This Exhibit D is a combined fee schedule that will cover all services provided by USBFS to the Trust pursuant to the Fund Administration Agreement, the Fund Accounting Agreement, and the TA Agreement. Only services provided by USBFS to the Trust (or one or more Funds) will be billed. For the avoidance of doubt, where services and fees appear in more than one agreement, they are reproduced only for convenience and will only be charged once to the extent the Funds utilize the associated services. For example, the Fund Administration, Fund Accounting, Transfer Agent Services fee schedule covers all three services, and the associated fees will be paid only once across the entire Fund complex, not three times.